UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2015

IKANOS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard Fremont, California	94538
(Address of principal executive offices)	(Zip Code)
(510) 979-0400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01	Other Events.

On May 12, 2015, the Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) modified the number of automatic and nondiscretionary grants made to non-employee members of the Board, pursuant to the Company's 2014 Stock Incentive Plan, as follows:

(a)    Each person who becomes a non-employee member of the Board after May 12, 2015 will be automatically granted an option to purchase 11,000 shares of the Company's common stock, increased from a post-split adjusted 4,500 shares, on or about the date on which such person first becomes a non-employee director; and

(b)    On each date of the annual meeting of stockholders of the Company (commencing with the Company’s 2015 annual meeting of stockholders to be held on May 28, 2015), each non-employee director will be automatically granted an option and a restricted stock award as follows:

(i)An option to purchase 2,000 shares of the Company's common stock, increased from a post-split adjusted 850 shares, and a restricted stock award for 750 shares, increased from a post-split adjusted 300 shares, if such non-employee director has served on the Board for at least one year as of the date of grant;

(ii)An option to purchase 3,000 shares of the Company's common stock, increased from a post-split adjusted 1,250 shares, and a restricted stock award for 1,000 shares, increased from a post-split adjusted 400 shares, if such non-employee director has served on the Board for at least two years as of the date of grant; and

(iii)An option to purchase 5,000 shares of the Company's common stock, increased from a post-split adjusted 1,950 shares, and a restricted stock award for 1,750 shares, increased from a post-split adjusted 700 shares, if such non-employee director has served on the Board for at least three years as of the date of grant.

The Board made no other changes to the terms of these automatic and nondiscretionary grants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 18, 2015

IKANOS COMMUNICATIONS, INC.

By:	/s/ ANDREW S. HUGHES
Andrew S. Hughes Vice President, General Counsel & Corporate Secretary